SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx, Inc. Reports Second Quarter 2005 Results

Current Highlights -

SimpleChoice®twist 90-degree insulin pump infusion set begins market introduction this week

FDA grants 510K clearance to SimpleChoice brand Medtronic Paradigm®-compatible insulin pump reservoir

Patient testing one-third complete for non-invasive cervical cancer detection pivotal FDA clinical trial

Norcross, GA (August 11, 2005) -- SpectRx, Inc. (OTCBB: SPRX) today announced operating results for the quarter and six months ended June 30, 2005.

Revenue for the three months ended June 30, 2005, was $269,000, versus $272,000 for the same period last year. The reduction in revenue was primarily due to a short-term limited availability for sale of certain SimpleChoice products.

During the second quarter, the company received a $1.1 million payment against future earn outs from the sale of the BiliChek product line. A $275,000 payment to settle an intellectual property dispute involving the BiliChek was made by Respironics on behalf of SpectRx. The settlement payment is to be off set by future earn outs.

For the six months ended June 30, 2005, revenue was $638,000, versus $397,000 for the same period last year. The increase in revenue for the six months reflects a 71% increase in SimpleChoice revenue.

The net loss available to common stockholders for the second quarter of 2005 was $1.4 million, or $0.12 per share, compared with a net loss available to common stockholders of $1.8 million, or $0.16 per share, in the comparable quarter of 2004. For the first six months of this year, the net loss available to common stockholders was $2.8 million, or $0.24 per share compared with a net loss available to common stockholders of $9.4 million, or $0.82 per share, in the first half of 2004.

"We are very excited about the introduction of our new SimpleChoice twist 90-degree insulin pump infusion set product this week," said Mark A. Samuels, chairman and chief executive officer of SpectRx, Inc. "We believe the addition of this new product will provide us with access to the $300 million 90-degree set market segment and enhance our product line. While we are pleased with the introduction of the new product and recent FDA clearance, we still have significant challenges ahead as we execute on our plans to increase product revenue and raise working capital as we move SimpleChoice forward."

Diabetes Business Update -

"The expansion of our product line with the addition of our 90 degree twist should help remove a significant barrier to the adoption of our products in the marketplace," said Bill Arthur, president and chief operating officer of SpectRx, Inc. "We are looking forward to beginning the twist product introduction with sampling and initial shipments to key distributors this month and then expect to build sales as manufacturing capability increases over the next few months. We are debuting the new product at the American Association of Diabetes Educators meeting this week."

"In diabetes monitoring, we are continuing our efforts to seek a partner for our continuous glucose monitoring product," Mr. Arthur said.

Cancer Detection Business Update -

"To date we have enrolled almost 500 patients at four clinical sites in the ongoing pivotal FDA trial for our non-invasive cervical cancer detection device," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer device. "A device has been installed and training has begun at a fifth site which we expect to be operational within the next few weeks."

SpectRx management will hold a conference call to discuss second quarter 2005 results on Friday, August 12, 2005 at 11 a.m. EDT. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com for access via the Internet.

About SpectRx, Inc.

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through subsidiary company Guided Therapeutics, Inc., which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at www.spectrx.com, www.mysimplechoice.com and www.guidedtherapeutics.com.

Trademarks are owned by their respective companies.

The Guided Therapeutics device is an investigational device and limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Forms 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

Financial Tables

SpectRx, Inc & Subsidiaries
Condensed Statement of Operations (Unaudited)
Three Months Ended Six Months Ended

	June 30		June 30
In Thousands except per share data	2005	2004	2005	2004
Revenue	$269	$272	$638	$397
Cost of Sales	318	241	711	527
Gross Profit (Loss)	(49)	31	(73)	(130)

Expenses
Research & Development	344	978	1,008	1,917
Selling, General & Administrative	535	788	1,048	1,276
Expense on Sale of BiliChek Product Line	275	0	275	0
Total Operating Expenses	1,154	1,766	2,331	3,193

Operating Loss	(1,203)	(1,735)	(2,404)	(3,323)

Interest & Other Income (Expense)	(44)	(16)	(84)	(919)
Net Loss	(1,247)	(1,751)	(2,488)	(4,242)
Preferred Stock Dividends	(145)	(68)	(288)	(141)
Deemed Dividend on Preferred Stock	0	0	0	(4,970)

Net Loss Attributable to Common Stockholders	$(1,392)	$(1,819)	$(2,776)	$(9,353)

Basic & Diluted Net Loss per Share	($0.12)	($0.16)	($0.24)	($0.82)

Basic & Diluted Weighted Average Shares Outstanding	11,579	11,386	11,568	11,379

Selected Balance Sheet Data (Unaudited)
	June 30, 2005	December 31, 2004
Cash & Cash Equivalents	$1,020	247
Working Capital	(3,533)	(2,436)
Total Assets	2,444	2,805
Accumulated Deficit	(63,584)	(60,808)
Stockholders' Equity (Deficit)	(6,439)	(3,695)
Redeemable Preferred Stock, Long-term Portion	1,740	1,634

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